EXHIBIT 99.1

                       PRESS RELEASE DATED MARCH 6, 2004



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         PHASE III DIABETES MELLITUS CLINICAL TRIAL RESULTS DEMONSTRATE
          84% EFFECTIVENESS RATE FOR LIFE STAR AND 77% FOR HEALTH STAR

March 6, 2004, Palm Beach, FL--"The NEW MORNING GROUP OF COMPANIES is at the start of a revolutionary process whereby Western medical testing techniques are used to demonstrate the effectiveness of traditional Chinese medicine," spoke Jack Guo, Chairman of the New Morning Group of Companies and Co-Chairman of TIMEBEAT.COM ENTERPRISES. With these words, Timebeat (OTCBB: TMBT) is pleased to report that it has received two reports demonstrating the remarkable effectiveness of Life-Star(TM) and Health-Star(TM) products. Both products are used to treat Diabetic Mellitus and its associated complications. Timebeat has an exclusive marketing and licensing agreement for the new products. The Clinical Test Results can be viewed at WWW.NEWMORNINGCORP.COM.

Dr. Chang-ding Chen, President of the Guangzhou Tianhe Medical Institute, performed the Life-Star(TM) testing following the latest W.H.O. diagnostic standards. The test group included seventy-one persons upon whom various blood tests were conducted (blood sugar, platelet accumulation rate, cholesterol and triglyceride). Test subjects were divided into three groups with a contrast group taking Western medicine (Diamicron, Tolbutamide and Insulin) and the second taking Life-Star(TM) only and a third group taking both Life-Star(TM) and Western medicine. The treatment course covered three months.

Using this evaluation method--which takes the blood rheological index as an objective index to score the treatment--the test total effectiveness rate for Life-Star(TM) was eighty-four percent.

The results also indicated that:

    o There is a close relationship between the rate of total effectiveness and the patient's condition.

    o    Patients with mild diabetes had the best treatment rate--88.24%

    o Patients with more serious diabetes had the least effectiveness rate--75%.

    o Effectiveness was greater for patients who had a history of illness less than five years

    o 16% of the test group taking both Life-Star(TM) and Western medicine reduced their Western medicine intake while only 6% increased their Western medicine intake.

    o    Patients reported no side effects.

Testing of the second product, Health-Star(TM), was conducted by Yi-hui Chen, Post-Graduate for Doctorate and Permanent Director of the Guangzhou Tianhe Medical Institute. His test group included 243 people with an observation group taking Health-Star(TM) and a contrast group taking Western medicine (Diamicron, Daonil, Tollbutamide, Diformin and Insulin) over a treatment period of 3 months. The report concluded that the group taking Health-Star(TM) had an overall effective rate of 77.2% whereas the group taking Western medicine had an effective rate of just 10%. The observation group was also separated into two parts--one taking only Health-Star and one taking Health-Star and Western medicine. The percentage of patients stopping or decreasing Western medicine was 41.86%. Empty stomach blood sugar decreased 5.32 points (13.19 to 7.87). The report states that the combined application of Health-Star(TM) and Western medicine is "quite beneficial for the control of the patients"' condition.

Each report indicates that both products had the effect of reducing patient's cholesterol levels with Life-Star(TM) reducing cholesterol from an average of 223 to 211 compared to the contrast group which had an increase from 211 to 216. There was even greater improvement using Health-Star(TM) with the Health-Star(TM) group reporting a decrease of 34.61 (230.89 to 196.28) in cholesterol and a decrease of 42.41 (180.64 to 138.23) in triglyceride, whereas the contrast group reported a cholesterol drop of 7.23 (218.12 to 210.89) and a triglyceride drop of 4.43 (166.39 to 161.96).
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The Guangzhou Tianhe Medical Institute is part of the administrative district of
Guangzhou, which has a population of over 6million people. The Guangzhou Tianhe Medical Institute is well known within the US and world medical educational systems and has medical exchange programs with several prominent US medical schools, including the New England Medical Center and California State University.

"We are delighted to release this report which demonstrates the medical effectiveness of the Life-Star(TM) and Health-Star(TM),"said Jack Guo, Chairman of the New Morning Group of Companies and Co-Chairman of Timebeat. "With such an effective product, the company hopes to capture a significant percentage of the estimated $100 billion a year spent on diabetes care. I know this product will enhance the lives of millions of diabetic sufferers."

The company hopes the diabetic products will be the first of many products introduced by the New Morning Group into the North American marketplace from China.

ABOUT NEW MORNING GROUP

New Morning Group is a leading International Bio-Engineering Company, with locations in China, Hong Kong, Taiwan, Macau, Canada and the USA, specializing in the research, development and production of scientifically produced natural herbal medicinal supplements for the treatment and cure of Diabetes Mellitus and its complications. New Morning Group is committed to improving the lives of people with diabetes through the research, development and commercialization of innovative, cost-effective natural solutions. More information about New Morning Corporation can be found at its web site at WWW.NEWMORNINGCORP.COM.


ABOUT TIMEBEAT.COM ENTERPRISES, INC.

Timebeat.com Enterprises, Inc. is a publicly traded corporation. Timebeat's management is focused on completing a re-organization and name change and concentrating the business on New Morning's Life-Star(TM) and Health-Star(TM)products. Additional information on Timebeat.com Enterprises, Inc. can be found at its corporate web site, WWW.AGCGOLD.COM

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